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                              BALDWIN & LYONS, INC.

                              FORM 10-Q, EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                ---------------------------------------
                                                      2005                  2004
                                                ------------------    -----------------
BASIC:
   Average number of shares
      outstanding                                      14,723,814           14,603,536
                                                ==================    =================

      Net Income                                     $ 10,346,474          $10,899,074
                                                ==================    =================

      Per share amount                                      $ .70                $ .75
                                                ==================    =================


DILUTED:
   Average number of shares
      outstanding                                      14,723,814           14,603,536
   Dilutive stock options--based on
      treasury stock method using
      average market price                                120,933              211,674
                                                ------------------    -----------------

      Totals                                           14,844,747           14,815,210
                                                ==================    =================

      Net Income                                     $ 10,346,474         $ 10,899,074
                                                ==================    =================

      Per share amount                                      $ .70                $ .74
                                                ==================    =================

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